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                                                                   EXHIBIT 10.12

                              EQUIDYNE CORPORATION
                      11770 BERNARDO PLAZA COURT, SUITE 351
                           SAN DIEGO, CALIFORNIA 92128

Via Fax

MAY 5, 2002

HNS International Inc.
Attn: Mr. Jim Fukushima
17662 Irvine Blvd., Suite 20
Tustin, CA  92780

Re: Letter Agreement for Consulting Services Related to Marketing of Company's Technology

Dear Jim:

This letter agreement ("Agreement") will confirm the terms of the engagement of HNS International, Inc. ("HNS") as a consultant to Equidyne Corporation (the "Company") for the purpose of marketing the Company's technology. In this regard, you agree to use your best efforts, from the date of this Agreement through the end of 2002, to perform the following services (the "Consulting Services") on behalf of the Company:

      1) identify multiple entities which may have an interest in licensing or otherwise acquiring rights to the Company's technology and/or manufacturing capabilities ("Interested Parties");

      2) market the Company's technology to Interested Parties in a manner facilitating the probability of such Interested Parties making offers to license or otherwise acquire rights to the Company's technology and/or manufacturing capabilities;

      3) act as a liaison between the Company and Interested Parties and facilitate meetings between officers of the Company and such Interested Parties; and

      4) provide the Company with periodic written reports, as may be requested by either the CEO or President, regarding your activities performed pursuant to this Agreement.

It is agreed and understood that HNS shall utilize your personal services in performing the Consulting Services hereunder. It is agreed and understood that HNS's Consulting services will be focused on contacting and marketing to Interested Parties located in Japan, China, Korea, and Taiwan unless advance written permission is given by the Company to contact and market to Interested Parties outside of Japan. It is agreed that HNS will comply with any confidentiality and other guidelines established by the Company with regard to your Consulting Services. It is agreed and understood that you will have no authority to unilaterally enter into any contract or make any representations or warranties on behalf of the Company. It is also agreed and understood that the Company shall be free to undertake its own efforts, separate from the Consulting Services contemplated by this Agreement, to market the Company's technology to Interested Parties outside of Japan and/or to engage other persons or entities with regard to such marketing efforts outside of Japan.

It is agreed and understood that the Company will pay HNS a $25,000 fee for your Consulting Services. Such fee will be paid at the rate of $10,000 payable at the end of the month of June, 2002 and $5,000 payable at the end of the months of July, August and September of 2002. In addition, you will be reimbursed up to $50,000 for documented overseas expenses (subject to review and approval by the Company) which have been incurred by HNS in performing its Consulting Services during the time period from the date of this Agreement through December 31, 2002. In addition to the foregoing, in the event your Consulting Services produce a transaction, based upon direct contact between the Company and the Interested Party which has been initiated by December 31, 2002 which closes on or before June 30, 2003, acceptable to the Company's Board of Directors, involving the licensing and/or acquisition of rights to the Company's technology and/or manufacturing capabilities, HNS will be paid a commission ("Commission"), based on the amount of cash received by the Company at the closing of such a transaction (the "Closing"), as follows:

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               5% of 1st $5 Million Cash Received at Closing;

               10% of 2nd $5 Million Cash Received at Closing;

               15% of Next $7.5 Million Cash Received at Closing; and

               20% of Any Additional Cash Received at Closing in Excess of $17.5 Million

It is agreed that either party may terminate this Agreement upon written notice to the other party. Notwithstanding the foregoing, it is agreed and understood that the Company's obligation to pay the above referenced commission as set forth above shall survive any termination of this Agreement.

The Company agrees to use its reasonable efforts to supply you with product samples to demonstrate the Company's technology, as available, for marketing purposes at no cost and to supply HNS with the services of an employee, technically trained in engineering, to address manufacturing and production inquiries in Japan as required.

This Agreement shall be governed by and for all purposes; construed in accordance with the laws of the State of California as it applies to contracts made and to be performed entirely within the State of California. Please indicate your acceptance of the terms of this Agreement by signing in the space indicated below.

Sincerely,

/s/ Mark Myers
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Mark Myers
President

Agreed and Accepted on behalf of HNS International, Inc. as of the 5th day of May, 2002 .

By:  /s/ Jim Fukushima
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     Jim Fukushima, President
     HNS International, Inc.


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